Exhibit (c)(50)

Confidential – Preliminary Draft PROJECT BRONCO CONFIDENTIAL DISCUSSION MATERIALS July 22, 2018 Project Bronco |

Confidential – Preliminary Draft SUMMARY OF AR/AM COUNTERS & AMGP RESPONSES 1.75x exchange ratio + $4.00 / unit 1.65x exchange ratio + no cash 1 Series B Units subject to status quo vesting requirements 2A Vesting of final one-third of AMGP shares issued to Series B holders subject to positive E&P free cash flow in 2019 2B Make-whole distributions to AM unitholders for first four quarters following transaction 3 AR registration rights on “New AMGP” shares comparable to status quo registration rights on AR-owned AM units 4 Required vote by majority of minority AM unitholders 5 Early monetization of earn-out payments for $225 million 6 Page 1 Project Bronco | AM Conflicts Committee AR Special Committee AMGP Committee’s Response Received July 20 Counterproposals Sent July 14

Confidential – Preliminary Draft IMPLIED PREMIUM AT 1.65x EXCHANGE RATIO Based on Current AM Unit Price (as of July 20) Proposed Exchange Ratio I mplied Takeout Price Current AMGP Price Current AM Price = ÷ = $19.24 X 1.65x $31.75 $31.64 Based on AM “Clea n” Unit Price (as of Feb. 23) Proposed Exchange Ratio I mplied Takeout Price Current AMGP Price Current AM Price = ÷ = $19.19 X 1.65x $31.66 $26.49 Page 2 Project Bronco | I mplied Premium 19.5% I mplied Premium 0.3%

Confidential – Preliminary Draft

PRO FORMA IMPACT AT 1.65x EXCHANGE RATIO

($ in millions, unless otherwise noted)

Status Quo | 1.65x Exchange Ratio

DCF per AM LP Unit

Accretion / (Dilution)			
($0.03)	$0.09	$0.17	$0.25
(0.9%)	2.7%	4.6%	5.8%


$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$2.75 $2.72
$3.24 $3.33
$3.75 $3.93
$4.29 $4.54
2019E
2020E
2021E
2022E

Distribution per AM LP Unit *(at status quo coverage)*

Accretion / (Dilution)			
($0.13)	$0.01	$0.11	$0.22
(5.9%)	0.4%	3.2%	5.3%


$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$2.21 $2.08
$2.85 $2.86
$3.42 $3.53
$4.10 $4.32
2019E
2020E
2021E
2022E

Total Cash to AR Shareholders

Total Cash Flow from Midstream Ownership

Accretion / (Dilution)			
($13)	$1	$11	$21
(5.9%)	0.4%	3.2%	5.3%


$500
$400
$300
$200
$100
$0
$219 $206
$282 $283
$338 $349
$405 $427
2019E
2020E
2021E
2022E

AR's Implied Value of Midstream Holdings

Assuming no change in unit/share price


$3,200
$3,150
$3,100
$3,050
$3,000
$3,128
$3,139
Status Quo
Pro Forma

Source: Antero management projections

Note: Assumes AMGP purchases 100% of AM public units (188.1 million on a fully diluted basis) with 100% equity at a 1.650x exchange ratio; AMGP issues 310.5 million shares to current AM unitholders. Also assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units.

Project Bronco | Page 3